Exhibit 23.4

CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

The Board of Directors

Supertel Hospitality, Inc.

Norfolk, Nebraska

We consent to the incorporation by reference of our report dated May 30, 2013, accompanying the combined financial statements of CN Hotel Portfolio which comprise the combined balance sheets as of December 31, 2012, 2011 and 2010, and the related combined statements of operations, changes in equity and cash flows for the years ended December 31, 2012 and 2011, in the Registration Statement on Form S-11 of Supertel Hospitality, Inc. and to the reference to our firm under the heading “Experts” in the prospectus.

/s/ Gerald O. Dry, PA

Gerald O. Dry, PA

Concord, North Carolina

July 24, 2013